As filed with the United States Securities and Exchange Commission on April 24, 2018.

Registration Statement No. 333-223920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASLAN Pharmaceuticals Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

83 Clemenceau Avenue #12-03 UE Square

Singapore 239920

+65 6222 4235

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

10 East 40th Street 10th Floor

New York, New York 10016

+1 212 947 7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Charles S. Kim Sean M. Clayton Robert W. Phillips Patrick Loofbourrow David Peinsipp Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Alan F. Denenberg Sarah K. Solum Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act:

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form F-1 (“Registration Statement”) is being filed solely for the purpose of filing Exhibit 1.1 and an updated Exhibit 5.1. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The registrant is empowered by its Articles to indemnify its directors against any liability they incur by reason of their directorship. The registrant maintains directors’ and officers’ insurance to insure such persons against certain liabilities. The registrant expects to enter into an indemnification agreement with each of its directors and executive officers.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued by the registrant since November 30, 2014. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Some of the transactions described below involved directors, officers and 5% shareholders and are more fully described under the section titled “Related Party Transactions.”

•	Since November 30, 2014, the registrant granted options to purchase an aggregate of 7,019,172 ordinary shares with exercise prices ranging from $0.68 to $1.13 to employees pursuant to the registrant’s 2014 Employee Share Option Scheme Plan.

•	In September 2017, the registrant granted options to purchase an aggregate of 825,833 ordinary shares at an exercise price of $1.28 to employees pursuant to the registrant’s 2017 Employee Share Option Plan 1. Since the initial listing of the registrant’s ordinary shares on the TPEx occurred on June 1, 2017, the options granted in September 2017 were granted at an exercise price based on the fair market value of the registrant’s ordinary shares, reflected in NT dollars, determined at the closing price listed on the TPEx as of the date of grant. The closing price of the registrant’s ordinary shares listed on the TPEx on the date of grant was NT$38.50 per share, or $1.28 per share.

•	Between November 2015 and January 2016, the registrant issued an aggregate of 21,276,597 Series C Preference Shares to certain investors at a price of $1.88 per share. On May 27, 2016, we implemented a 2-to-1 forward share split of our ordinary shares and preferred shares, or the Stock Split. The foregoing share amounts and price per share do not reflect the Stock Split.

•	In January 2016, the registrant issued an aggregate of 632,446 Series C Preference Shares to two service providers at a price of $1.88 per share as compensation for their efforts in assisting the registrant in its Series C financing. The foregoing share amounts and price per share do not reflect the Stock Split.

•	In June 2016, the registrant issued an aggregate of 19,667,144 ordinary shares to certain investors at a price of $1.13 per share.

None of the transactions above were conducted in the United States and were not subject to U.S. securities laws. However, if these transactions had been subject to such laws, the offers, sales and issuances of the securities described in the preceding paragraphs would have been exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits and Financial Statement Schedules

Exhibits

The exhibits to the registration statement are listed in the exhibit index attached hereto and are incorporated by reference herein.

Financial Statement Schedules

None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement.

3.1+	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect.

4.1+	Form of Deposit Agreement (incorporated by reference to Exhibit A to the Registrant’s Form F-6 filed with the Securities and Exchange Commission on April 13, 2018).

4.2+	Form of American Depository Receipt (included in Exhibit 4.1).

5.1	Opinion of Walkers.

10.1#+	ASLAN Pharmaceuticals Limited 2014 Employee Share Option Scheme Plan.

10.2#+	ASLAN Pharmaceuticals Limited 2017 Employee Share Option Plan 1.

10.3#+	ASLAN Pharmaceuticals Pte. Ltd. 2017 SMT Long Term Incentive Plan.

10.4†+	License Agreement, dated January 3, 2018, by and between ASLAN Pharmaceuticals Pte. Ltd. and Array BioPharma Inc.

10.5†+	Amended Development and License Agreement, dated December 21, 2015, by and between ASLAN Pharmaceuticals Pte. Ltd. and Almirall, S.A., as amended.

10.6†+	License Agreement, dated May 12, 2014, by and between ASLAN Pharmaceuticals Pte. Ltd. and CSL Limited, as amended.

10.7†+	Licensing and Research Collaboration Agreement, dated October 10, 2016, by and between ASLAN Pharmaceuticals Pte. Ltd. and Nanyang Technological University, as amended.

10.8+	Tenancy Agreement in Respect of Unit #12-03 83, Clemenceau Avenue, UE Square, Singapore 239920, dated July 25, 2016, by and between ASLAN Pharmaceuticals Pte. Ltd. and United Engineers Limited.

10.9#+	Form of Indemnity Agreement by and between ASLAN Pharmaceuticals Limited and each director and executive officer.

21.1+	Subsidiaries of the Registrant.

23.1+	Consent of independent registered public accounting firm.

23.2	Consent of Walkers (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page to this registration statement).

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.
#	Management contract or compensatory plan, contract or agreement.
+	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on April 24, 2018.

ASLAN Pharmaceuticals Limited

By:	/s/ Carl Firth
Carl Firth, Ph.D.
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carl Firth Carl Firth, Ph.D.	Chief Executive Officer and Chairman (Principal Executive Officer)	April 24, 2018

/s/ Kiran Asarpota Kiran Asarpota	Vice President of Finance (Principal Financial Officer and Principal Accounting Officer)	April 24, 2018

* Abel Ang (representing Advanced Materials Technologies Pte Ltd.)	Director	April 24, 2018

* Jun Wu, Ph.D. (representing Alnair Investment)	Director	April 24, 2018

* Lim Chin Hwee Damien (representing BV Healthcare II Pte Ltd.)	Director	April 24, 2018

* Jerome Shen, Ph.D.	Director	April 24, 2018

* Andrew Howden	Director	April 24, 2018

* Kelvin Sun	Director	April 24, 2018

* Mei-Shu Lai, Ph.D., M.D.	Director	April 24, 2018

*By:	/s/ Carl Firth
Carl Firth, Ph.D.
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ASLAN Pharmaceuticals Limited has signed this registration statement or amendment thereto on April 24, 2018.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President